CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Securities and Exchange Commission

Washington, D.C. 20549

We consent to the use in this Registration Statement on Form S-4 Amendment No. 1 of Integrated Freight Corporation of our report dated July 24, 2009, relating to our audit of the financial statements of Integrated Freight Corporation for the period May 13, 2008 (inception) through March 31, 2009, appearing in the prospectus which is part of this Registration Statement.

We also consent to the references to our Firm under the caption “Experts” in such Prospectus.

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP

Englewood, Colorado

July 29, 2009